Exhibit 99.1

QRS Announces Results of Special Meeting of Stockholders

RICHMOND, Calif. – November 12, 2004 – QRS Corporation (Nasdaq: QRSI) today announced that the proposed acquisition of QRS by Inovis International, Inc. was approved at QRS’ special meeting of stockholders held today. The results of the stockholders’ vote were certified by Mellon Investor Services, the independent inspector of elections.

QRS and Inovis intend to close the acquisition on Monday, November 15, 2004 or as soon as possible thereafter. QRS’ common stock will cease trading on Nasdaq at the close of business on the closing date.

About QRS

QRS (Nasdaq: QRSI) is a technology company that serves the global retail trading community. We offer collaborative commerce solutions that drive a new standard for global brand execution. At QRS, we manage the flow of critical commerce information and leverage our retail technology expertise to address fundamental industry challenges such as global data synchronization, mandate compliance, transaction management and global trade management. QRS solutions help approximately 9,800* customers expand into new markets and channels, improve operational efficiency and differentiate their brand. Learn more about QRS at www.qrs.com.

*	Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between July 1, 2003 and June 30, 2004.

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©2004 QRS Corporation. All Rights Reserved. QRS and the QRS logo are registered trademarks or trademarks of QRS Corporation in the United States and other countries. Trademarks of third parties are owned by their respective owners.

CONTACT:

Carolyn Bass	Katherine Post Calvert
Investor Relations	Media Relations
Market Street Partners	QRS Corporation
510.965.4470	510.965.4521
carolyn@marketstreetpartners.com	kcalvert@qrs.com